Exhibit 10.3

Contribution Agreement

This Contribution Agreement (this “Agreement”), dated as of March 31, 2025, is entered into between InveniAI LLC, a Delaware limited liability company (“Transferor”), and Invea Therapeutics, Inc., a Delaware corporation (“Transferee”).

RECITALS

WHEREAS, Transferee is a subsidiary of Transferor;

WHEREAS, Transferor desires to transfer to Transferee, and Transferee desires to accept from Transferor, the rights of Transferor in and to the Contributed Assets (as defined herein), in each case subject to the terms and conditions set forth in this Agreement (the “Contribution”);

WHEREAS, Transferor is a substantial owner of Transferee and the Contribution will further the proposed initial public offering of Transferee, which will result in substantial benefit to Transferor; and

WHEREAS, Transferor and Transferee intend that the Contribution qualify as a tax-free transaction pursuant to the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Contribution of Assets. On the terms and subject to the conditions set forth in this Agreement, as of the Closing (as defined herein), Transferor hereby contributes, transfers, assigns, conveys, and delivers to Transferee, and Transferee hereby acquires and accepts from Transferor, all of Transferor’s right, title, and interest in, to, and under the assets set forth on Schedule I attached hereto (collectively, the “Contributed Assets”).

2. Assumption of Liabilities. The Contribution is subject to the assumption by Transferee of all liabilities and obligations of Transferor of whatever kind or nature (whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, whether currently existing or hereinafter created) (each, a “Liability”) to the extent exclusively or primarily resulting from, relating to, or arising out of the Contributed Assets (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Transferee shall not assume or become obligated with respect to any Liabilities of Transferor, all of which shall remain the sole responsibility of Transferor.

3. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date hereof at the offices of McDermott Will & Emery LLP, One Vanderbilt Avenue, New York, NY 10017, or remotely by electronic exchange of documents and signatures.

4. Representations and Warranties of Transferor.

Transferor represents and warrants to Transferee that the statements contained in this Section 4 are true and correct as of the date hereof.

(a) Organization of Transferor. Transferor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Authority. Transferor has all requisite power and authority, and has obtained all necessary limited liability company approvals, to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Transferor and (assuming due authorization, execution, and delivery by Transferee) shall constitute Transferor’s legal, valid, and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(c) Ownership and Transfer of Assets. Transferor has valid, good, and marketable title to, all of the Contributed Assets, free and clear of all liens. Transferor has the unrestricted right to contribute, sell, transfer, assign, convey, and deliver to Transferee all right, title, and interest in and to the Contributed Assets without penalty or other adverse consequences. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder will not (i) violate any provision of, result in a breach of, or constitute a default under, any law or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal applicable to Transferor; (ii) constitute a violation of or a default under, or a conflict with, any term or provision of the governing documents of Transferor; or (iii) constitute a violation of or a default under any contract, commitment, indenture, lease, instrument or other agreement, or any other restriction of any kind to which Transferor is a party or is bound.

5. Representations and Warranties of Transferee.

Transferee represents and warrants to Transferor that the statements contained in this Section 5 are true and correct as of the date hereof.

(a) Organization of Transferee. Transferee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Authority. Transferee has all requisite power and authority, and has obtained all necessary corporate approvals, to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Transferee and (assuming due authorization, execution, and delivery by Transferor) shall constitute Transferee’s legal, valid, and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

6. Further Assurances. Following the Closing, Transferor and Transferee shall execute any and all agreements, documents, and instruments of transfer, assignment, assumption, or novation and perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

7. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a .pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the second business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or to such other address for a party as shall be specified in a written notice given in accordance with this Section 7):

If to Transferor:	InveniAI LLC
2614 Boston Post Rd, Suite #33B
Guilford, CT 06437
Email: knandabalan@InveniAI.com
Attention: Chief Executive Officer

If to Transferee:	Invea Therapeutics, Inc.
2614 Boston Post Rd, Suite #33B
Guilford, CT 06437
Email: maiello@inveatx.com
Attention: Chief Financial Officer

8. Entire Agreement. This Agreement (including all schedules hereto) constitutes the sole and entire agreement of the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

9. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

11. Interpretation; Construction. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. For purposes of this Agreement: (a) the words “include” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “hereof,” “herein,” “hereby,” “hereto,” “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (e) the definitions of terms shall apply equally to the singular and plural forms of the terms defined.

12. Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

13. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action, or proceeding arising out of or based on this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Delaware, in each case located in the County of New Castle, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

14. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. The parties hereto further agree to replace any such invalid, illegal, or unenforceable provision with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business, and other purposes of such invalid, illegal, or unenforceable provision.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

InveniAI LLC

By	/s/ Krishnan Nandabalan
Name:	Krishnan Nandabalan
Title:	President and Chief Executive Officer

Invea Therapeutics, Inc.

By	/s/ Michael Aiello
Name:	Michael Aiello
Title:	Chief Financial Officer

[Signature Page to Contribution Agreement]

SCHEDULE I

CONTRIBUTED ASSETS

750,000 shares of Series A preferred stock, par value $0.0001 per share, of Invea Therapeutics, Inc.